Exhibit 99.4

Consent of Raymond James & Associates, Inc.

Raymond James & Associates, Inc. (“Raymond James”) consents to the inclusion and description of our opinion letter dated May 9, 2016 to the Board of Directors of FBC Bancorp, Inc. included as Appendix E to the Joint Proxy Statement/Prospectus included in the Registration Statement on Form S-4 of Sunshine Bancorp, Inc. relating to the proposed merger transaction by and between Sunshine Bancorp, Inc. and FBC Bancorp, Inc. and the references to our firm in such Joint Proxy Statement/Prospectus under the heading(s) “Summary – Opinion of FBC’s Financial Advisor,” “Risk Factors,” “The Merger – Background of the Merger,” “The Merger – FBC’s Reasons for the Merger; Recommendation of the FBC Board of Directors,” and “The Merger – Opinion of FBC’s Financial Advisor.”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchanges Commission thereunder.

/s/ Raymond James & Associates, Inc.

Raymond James & Associates, Inc.

June 22, 2016

880 Carillon Parkway // St. Petersburg, FL 33716 // T 727.567.1000 // raymondjames.com

Raymond James & Associates, Inc., member New York Stock Exchange/SIPC